UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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☐	Soliciting Material Under Rule 14a-12

GANNETT CO., INC.
(Name of Registrant as Specified in Its Charter)

MNG ENTERPRISES, INC. MNG INVESTMENT HOLDINGS LLC STRATEGIC INVESTMENT OPPORTUNITIES LLC ALDEN GLOBAL CAPITAL LLC HEATH FREEMAN DANA NEEDLEMAN STEVEN ROSSI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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MNG Enterprises, Inc., together with the other participants in the solicitation (collectively, “MNG”), has filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of its slate of director nominees at the 2019 annual meeting of stockholders of Gannett Co., Inc., a Delaware corporation.

Item 1: On May 2, 2019, MNG issued the following press release:

MNG ENTERPRISES, INC.

MNG Enterprises welcomes ISS support for ITS nominee

TO gannett BOARD OF DIRECTORS

ISS Acknowledges Need for Change at Gannett and Recommends Shareholders
Vote on the BLUE Proxy Card

ISS Notes that "GCI's Digital Transformation Has Yet to Bear Fruit" and Acknowledges
"Execution Risk" in the Board's Standalone Plan

MNG Urges Shareholders to Vote for ALL THREE of its Nominees to Ensure There is
Adequate Catalyst for Change on Gannett Board

ISS Says MNG Offer “Makes Sense” For GCI Shareholders and Should be Considered Properly

May 2, 2019 – Denver, CO – MNG Enterprises, Inc. (“MNG”), owner and operator of one of the largest newspaper businesses in the U.S., today announced that Institutional Shareholder Services (ISS), a leading independent proxy advisory firm, has recommended that shareholders of Gannett Co., Inc. (NYSE:GCI) (“Gannett” or the “Company”) vote on the BLUE proxy card and support the election of Steven Rossi to Gannett’s Board of Directors at the Company’s upcoming annual meeting of shareholders on May 16, 2019.

ISS analyzed detailed presentations and met with both sides to hear their positions and considered, among other things, Gannett’s significant underperformance experienced under its current Board, the Gannett Board’s failure to engage with MNG on its $12 per share, premium, all-cash offer, as well as the potential benefits of having an MNG nominee on the Gannett Board. To follow the ISS recommendation, Gannett shareholders should VOTE ON MNG’s BLUE PROXY CARD.

In response to the report, MNG stated the following: “The ISS report echoes what MNG has been saying all along – that Gannett has underperformed, that its digital strategy has yet to bear fruit and may never do so, and that Gannett needs a catalyst for change on its board and should properly consider MNG’s offer or other strategic alternatives.  However, we believe it is imperative that Gannett shareholders vote for all three of MNG’s nominees to ensure the Gannett board act now to maximize value.”

MNG continued: “We appreciate that ISS recognizes the significant shortcomings of Gannett’s entrenched Board. The best way for Gannett shareholders to effect change is to vote for the three MNG nominees on the BLUE card. Without the additional new perspective of MNG’s three nominees, shareholders continue to have significant risk that Gannett will remain on its path towards complete value erosion and will continue to spurn MNG’s offer and potentially other value maximizing opportunities.”

Importantly, in reaching its conclusion that Steven Rossi should be elected to the Gannett Board, ISS noted the following in its report1:

1 Permission to quote from report was neither sought nor obtained.

•	MNG’s Premium, All-Cash Offer Provides an Attractive Exit for Shareholders of an Underperforming Company.

“The offer, at face value, makes sense for GCI shareholders. It would provide an exit – at a premium to historical valuations – from a company that has thus far been unable to realize profitable growth in its ongoing multi-year digital transformation, and that will face enhanced execution risk as it navigates a CEO transition and continued industry pressures in the immediate future.”

•	Gannett’s Digital Transformation Has Yet to Bear Fruit and There is Execution Risk in a Standalone Plan.

“Moreover, it is worth noting that GCI's digital transformation has yet to bear fruit, as evidenced by the fact that ReachLocal has had operating expenses in excess of revenue every year since FY2016, while the publishing segment's operating income and operating margin have declined since 2016 (despite digital sources accounting for a larger proportion of the segment's revenue mix) – these factors, along with the earnings and revenue miss in February, suggest that there is execution risk inherent in the standalone plan.”

•	Gannett’s Earnings Were Lackluster and There May Be Downside to its Trading Price.

“On Feb. 20, 2019, GCI disclosed financial results for Q4 and full-year FY2018. The figures included results that fell short of earnings and revenue estimates, which likely contributed to the 5.6 percent decline in GCI share price on that date. These results and the accompanying share price decline, coupled with the median share price decline experienced by peers since the unaffected date (14.4 percentage points below GCI over the period), suggests that there may be downside risk to GCI's trading price.”

•	Gannett Concedes that $12/share Is Adequate to Start Discussions.

“During discussions with ISS, GCI stated that $12.00 per share would be a reasonable starting point for discussions if the offer was credible. Thus, the adequacy of the offer as an initial starting point is not at contest – the below information is instead provided primarily for context and to assist the reader in better understanding the evolution of GCI's financial performance against the backdrop of its digital transformation and the headwinds facing the industry.”

•	The Presence of an MNG Nominee on the Gannett Board Will Help Ensure that Gannett Properly Considers MNG’s Offer.

“Support FOR Steven Rossi, the dissident nominee with the most relevant industry experience, is warranted. This approach will ensure that the Gannett board properly considers MNG’s offer and other strategic alternatives, while minimizing downside risk should a deal not materialize, which is a concern given financing and other sources of uncertainty.”

“What the Gannett Board needs right now is new perspectives and a shareholder orientation – MNG’s three nominees have the experience required to steer Gannett to a profitable and sustainable future. We continue to urge Gannett shareholders to vote on the BLUE proxy card FOR the election of MNG’s three highly qualified director nominees to bring measured change to Gannett’s Board and act to maximize value for all shareholders.

“MNG is pleased that ISS took time to carefully examine our engagement with Gannett and supports our compelling case for change. That said, we believe that Heath Freeman and Dana Needleman also deserve Gannett shareholders’ support because they provide a shareholder orientation, fresh perspective and the experience required in newspaper turnaround and real estate optimization to steer Gannett to a profitable and sustainable future. We encourage all shareholders to review our materials at www.SaveGannett.com to understand more about why MNG’s nominees are well-positioned to Save Gannett. We urge all shareholders to VOTE THE BLUE CARD “FOR” ALL THREE OF MNG’s independent slate of Director Nominees.”

Your vote is important, no matter how many shares you own!

Please remember NOT TO RETURN the company’s WHITE PROXY CARD! If you return a WHITE Gannett proxy card – even by simply indicating “withhold” on the Company’s slate – you will revoke any vote you had previously submitted for the MNG nominees on the BLUE proxy card.

Moelis & Company LLC is acting as financial advisor to MNG. Akin Gump Strauss Hauer & Feld LLP and Olshan Frome Wolosky LLP are serving as its legal counsel. Okapi Partners LLC is acting as MNG’s proxy solicitor.

About MNG Enterprises

MNG Enterprises, Inc. is one of the largest owners and operators of newspapers in the United States by circulation, with approximately 200 publications including The Denver Post, The Mercury News, The Orange County Register and The Boston Herald. MNG is a leader in local, multi-platform news and information, distinguished by its award-winning original content and high quality, diversified portfolio of both print and local news and information web sites and mobile apps offering rich multimedia experiences across the nation. For more information, please visit www.medianewsgroup.com.

Additional Information

MNG Enterprises, Inc., together with the other participants in its proxy solicitation (collectively, “MNG”), have filed a definitive proxy statement and an accompanying BLUE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of MNG’s slate of highly-qualified director nominees at the 2019 annual meeting of stockholders (the “Annual Meeting”) of Gannett Co., Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including additional information relating to the participants in MNG’s proxy solicitation. These materials and other materials filed by MNG in connection with the solicitation of proxies are available at no charge on the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by MNG with the SEC are also available, without charge, by directing a request to MNG’s proxy solicitor, Okapi Partners LLC, at its toll-free number (888) 785-6668 or via email at info@okapipartners.com.

MEDIA CONTACT:

Reevemark

Paul Caminiti / Hugh Burns / Renée Soto

+1 212.433.4600

MNGInquiries@reevemark.com

INVESTOR CONTACT:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh

+ 212.297.0720

info@okapipartners.com

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Item 2: On May 2, 2019, MNG uploaded the following materials to www.savegannett.com: